EXHIBIT 10.1

GERON CORPORATION

DIRECTORS’ MARKET value STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS EFFECTIVE OCTOBER 1, 2018

Article 1

GENERAL

1.1The purpose of this Plan is to provide a means by which Directors may purchase shares of Common Stock from the Company with cash compensation payable under the Compensation Policy.  Capitalized terms set forth herein are defined at the end of this Plan.

1.2The Plan is intended to qualify for the limited exemption from stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(2), as a plan that merely provides a convenient way to purchase shares from the Company at market value.

1.3The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

Article 2

COMMON STOCK SUBJECT TO THE PLAN

2.1Share Reserve.  The total number of shares of Common Stock reserved and available for issuance under the Plan is 1,000,000 shares of Common Stock (the “Share Reserve”). Any shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased by the Company on the open market. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust the Share Reserve, as approved by the Board in its sole discretion.

2.2Securities Law Compliance.  No Common Stock may be issued under the Plan unless the shares of Common Stock are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on any purchase date, the shares of Common Stock are not so registered or the Plan is not in such compliance, no purchases shall be consummated on such purchase date, and all compensation that would have otherwise been used to purchase shares of Common Stock under the Plan shall be distributed to each Director, as applicable, without interest, as soon as administratively practicable, unless otherwise agreed to between the Director and the Company.

Article 3

participation

3.1Share Purchases.  To the extent permitted by the Compensation Policy, the cash compensation payable to a Director who has properly elected to receive such cash compensation instead in the form of shares of Common Stock shall be used to purchase shares of Common Stock under the Plan on the date that such cash compensation is payable to the Director under the Compensation Policy.  On such date, the Company shall apply the amount of such cash compensation to the purchase of shares of Common Stock, subject to the limitations and other terms of the Plan.  The purchase price of each share of Common Stock acquired pursuant to the Plan shall be the Market Value on the purchase date.

3.2No Fractional Shares.  No fractional shares shall be issued. If the amount of cash compensation remaining payable to a Director after the purchase of shares of Common Stock divided by the Market Value results in an amount less than the amount to purchase one whole share of Common Stock on the purchase date, then such remaining amount shall be distributed to such Director as soon as administratively practicable, unless otherwise agreed to between the Director and the Company.

3.3Maximum Number of Shares. If the purchase of shares of Common Stock on any purchase date would exceed the maximum number of shares remaining available under the Plan or otherwise determined allowable by the Board, then, the number of shares to be purchased shall be reduced to such extent the Board determines permissible and, if there is more than one Director for which shares are to be purchased on such Purchase Date, a pro rata allocation of the shares of Common Stock available under the Plan shall be made in as nearly a uniform manner as shall be practicable and equitable, as determined in the discretion of the Board.

3.4Miscellaneous.  The Board may impose any conditions on purchasing shares of Common Stock under the Plan as it determines appropriate, in its sole discretion.  Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to purchase shares of Common Stock from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  Except to the extent required by law, the right of any Director or any beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

Article 4

ADMINISTRATION

4.1Administrative Power Generally. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees.   Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

4.2Delegation to a Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to refer to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

4.3Specific Administrative Powers.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan, construe and interpret the Plan, and to establish, amend and revoke rules and regulations for its administration, settle all controversies regarding the Plan and purchases under the Plan and suspend or terminate the Plan at any time as provided in Article 5. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.  The Board shall also have the power to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and to carry out the intent that the Plan be treated as a purchase plan exempt from the stockholder approval requirements under Nasdaq Listing Rule 5635(c)(2).

Article 5

AMENDMENT, suspension and termination

5.1Effective Date; Amendment, Suspension and Termination.  The Plan will become effective on the Effective Date.  The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board, in its sole discretion, at any time in any respect the Board deems necessary or advisable.

5.2Stockholder Approval.  No stockholder approval shall be required for any amendment of the Plan for so long as the Plan is qualified for the limited exemption from stockholder approval under Nasdaq Listing Rule 5635(c)(2) and except as otherwise required by applicable law or listing requirements.

Article 6

DEFINITIONS

6.1“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

6.2“Board” means the Board of Directors of the Company.

6.3 “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

6.4 “Committee” means a committee of two or more Directors to whom authority has been delegated by the Board in accordance with Article 4. Unless otherwise provided by the Board, the Committee must consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

6.5“Common Stock” means the Common Stock of the Company.

6.6“Company” means Geron Corporation, a Delaware corporation.

6.7“Compensation Policy” means the Geron Corporation Non-Employee Director Compensation Policy, as it may be amended from time to time.

6.8“Director” has the same meaning as “Non-Employee Director” under the Compensation Policy.

6.9“Effective Date” means October 1, 2018.

6.10“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

6.11“Market Value” shall mean, for any given day, the consolidated closing bid price per share of Common Stock as reported by Nasdaq, or the immediately preceding Trading Day if such day is not a Trading Day; provided, however, that in the event the Common Stock is not then listed on a national securities exchange or admitted to unlisted trading privileges on any such exchange, the “Market Value” shall be determined in good faith by the Board. The definition of “Market Value” in this Section 6.11 is intended to comply with the definition of “Market Value” under Nasdaq Listing Rule 5005(a)(22) so that this Plan constitutes a plan or arrangement exempt from the requirement of stockholder approval under Nasdaq Listing Rule 5635(c)(2). Any ambiguities shall be construed and administered in a way that is in compliance with such requirements and rules.

6.12 “Nasdaq Listing Rules” means the Listing Rules adopted by The Nasdaq Stock Market LLC (“Nasdaq”), as the same may be amended from time to time.

6.13“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

6.14“Plan” shall mean the Geron Corporation Directors’ Market Value Stock Purchase Plan, as it may be amended from time to time.

6.15“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

6.16“Rule 405” means Rule 405 promulgated under the Securities Act.

6.17 “Securities Act” means the Securities Act of 1933, as amended.

6.18“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed or quoted is open for trading.

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